PRACTUS

JOHN H. LIVELY, Managing Partner

john.lively@practus.com

11300 Tomahawk Creek Pkwy., Suite 310

Leawood, KS 66211

(913) 660-0778

March 28, 2023

PFS Funds

1939 Friendship Drive, Suite C

El Cajon, California 92020

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Legal Counsel” in the Statement of Additional Information for the Christopher Weil & Company Core Investment Fund, a series portfolio of the PFS Funds (the “Trust”), which is included in Post-Effective Amendment No. 242 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-94671), and Amendment No. 242 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-09781), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively

On behalf of Practus, LLP